Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media) 724.514.1968 Dan Crookshank (Investors) 724.514.1813
Mylan Reports Adjusted Diluted EPS of $0.33 for the Quarter Ended March 31, 2009
2009 Adjusted Diluted EPS Guidance Range Revised Upward to $1.00 — $1.10 from $0.90 to $1.10
PITTSBURGH—April 30, 2009—Mylan Inc. (NASDAQ: MYL) today announced its financial results for the three months ended March 31, 2009.
Financial Highlights
•	Adjusted diluted EPS, which excludes the impact of certain purchase accounting items as well as other non-cash and/or non-recurring items as detailed below, was $0.33 for the three months ended March 31, 2009, compared to $0.09 for the same prior year period;

•	Total revenues of $1.21 billion for the three months ended March 31, 2009, an increase of $135.5 million over the same prior year period;

•	On a GAAP basis, the company reported diluted EPS of $0.23 for the three months ended March 31, 2009, compared to a loss per share of $1.47 in the same prior year period, which included a non-cash goodwill impairment charge of $385.0 million related to the Specialty Segment.
Mylan’s Vice Chairman and CEO Robert J. Coury commented: “Our performance this quarter continues to demonstrate the value we have always envisioned from the combination of the strategic global assets we pulled together. As a result of the momentum that we created in 2008, which has carried over into 2009, and the strength that we continue to see in our underlying business, we are raising the lower end of our 2009 adjusted diluted EPS guidance by $0.10. The mid-point of this newly adjusted range of $1.00 to $1.10 represents a 31% increase over last year’s adjusted EPS of $0.80.”
Coury continued: “The outstanding execution on our stated objectives remains our primary focus. Operational excellence at Mylan has become a way of life for each and every one of our employees, and I believe you will continue to see the benefits of their ongoing discipline and exceptional commitment.”
Financial Summary
Total revenues for the quarter ended March 31, 2009, increased by $135.5 million or 13% to $1.21 billion from $1.07 billion in the same prior year period. Increased revenues were realized by all three of Mylan’s reportable segments, Generics, Specialty and Matrix, as further discussed below. Excluding the unfavorable effect of the stronger U.S. dollar, year-over-year revenue growth would have been approximately 23%.
Also included in total revenues for the current quarter are other revenues of $41.6 million, which increased by $29.5 million from the same prior year period. This increase is primarily the result of the acceleration of the recognition of revenue related to certain product development arrangements that had been previously deferred.

Generics revenues, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Asia Pacific were $1.03 billion in the current quarter compared to $906.7 million in the same prior year period.
Total revenues from North America were $586.0 million for the three months ended March 31, 2009 compared to $388.8 million for the same prior year period, representing an increase of $197.2 million or 51%.
New product launches and increased volume were primarily responsible for the increase in revenues, partially offset by unfavorable pricing as a result of additional generic competition on certain products. In the current quarter, new products launched in the U.S. contributed revenues of $185.2 million, primarily consisting of Divalproex Sodium Extended-release and Paroxetine Extended-release.
Mylan’s Fentanyl Transdermal System (Fentanyl), Mylan’s AB-rated generic alternative to Duragesic®, continued to contribute significantly to both revenue and gross profit despite the entrance into the market of additional generic competition. Sales of Fentanyl have remained strong primarily due to Mylan’s ability to continue to be a stable and reliable source of supply to the market.
Total revenues from EMEA were $332.9 million in the current quarter, compared to $389.0 million in the same prior year period, a decrease of $56.1 million, or 14%. This decrease was driven mainly by the effects of foreign currency translation, primarily reflecting the weakening of the Euro versus the U.S. dollar. Excluding the unfavorable effect of the stronger U.S. dollar, EMEA revenues were consistent with the prior year period. Increased sales in France, EMEA’s largest market, as the result of new product launches, helped to offset revenue decreases in Germany and the United Kingdom, the second and third largest markets. Also contributing to EMEA revenues were sales from the Central and Eastern European businesses, which Mylan acquired from Merck KGaA in June 2008.
Asia Pacific revenues were $109.0 million in the current quarter, compared to $128.9 million in the same prior year period, a decrease of $19.8 million, or 15%. Sales in Asia Pacific are derived from Mylan’s operations in Australia, Japan and New Zealand. Excluding the effect of a weaker Australian dollar versus the U.S. dollar, the decrease in sales would have been approximately 3%. A government-mandated price reduction in Australia, which went into effect in July 2008, was primarily responsible for the decrease in sales. Helping to offset the unfavorable pricing in Australia were increased volumes and new product launches in that country, as well as higher sales in Japan.
Specialty, consisting of Mylan’s Dey business which focuses on the development, manufacture and marketing of specialty pharmaceuticals in the respiratory and severe allergy markets, reported third-party sales of $79.4 million compared to $77.1 million for the three months ended March 31, 2008. Perforomist®, Dey’s Formoterol Fumarate Inhalation Solution, was the primary driver of the increase in revenues in the current quarter. Increased revenues from EpiPen®, Dey’s Epinephrine auto-injector were more than offset by lower sales of DuoNeb®, which continues to experience the unfavorable impact of generic competition, which first entered the market in 2007.

Matrix reported third-party revenues of $102.6 million for the three months ended March 31, 2009, compared to $87.6 million for the same prior year period, representing an increase of $15.0 million, or 17%. Excluding the unfavorable effect of a stronger U.S. dollar, year-over-year revenue growth would have been approximately 44%. This is the result of the strengthening of the U.S. dollar versus the Indian rupee and the Euro, the functional currency of Matrix’s European distribution business.
Matrix’s revenues increased primarily as a result of higher sales of anti-retroviral (ARV) finished dosage form (FDF) products. Current quarter revenues included sales of first-line ARV products, which were launched subsequent to March 31, 2008, and higher sales of second-line ARV products which Matrix first launched in late calendar year 2007.
Gross profit for the three months ended March 31, 2009, was $525.7 million and gross margins were 43.5%. Excluding certain purchase accounting items gross margins would have been 49.1%. Gross margins in the same prior year period, also adjusted to exclude certain purchase accounting items, would have been 43.6%. This increase was due primarily to a more favorable product mix, including the impact of new product launches.
Gross margins in the current quarter were negatively impacted by certain purchase accounting items of approximately $68.2 million, which consisted primarily of amortization related to purchased intangible assets and the amortization of the inventory step-up associated with the acquisition of the former Merck Generics business. In the same prior year period, gross margins were negatively impacted by similar items which amounted to approximately $118.1 million.
Earnings from operations were $227.3 million for the three months ended March 31, 2009, compared to a loss from operations of $371.5 million in the same prior year period, which included a non-cash goodwill impairment charge of $385.0 million. Excluding purchase accounting items from both periods, as well as the non-cash impairment charge from the prior year, earnings from operations would have been $295.5 million in the current quarter compared to $131.6 million in the prior year.
The increase in operating income in the current quarter is due to increased sales and gross profit, as well as lower R&D and SG&A expense. Additionally, earnings from operations in the current quarter include approximately $28.5 million of incremental revenue resulting from the acceleration of the recognition of revenue related to certain product development arrangements as discussed above.
SG&A expense was higher in the prior year primarily as a result of more activity associated with the integration of the former Merck Generics business, while the timing of certain 2009 development projects was favorable to current quarter R&D. Additionally, in the current year, SG&A and R&D were both impacted by the favorable effect of the stronger U.S. dollar and by synergies realized as a result of the company’s ongoing restructuring initiatives. The company’s previously announced plans to optimize and rationalize its global manufacturing and R&D platforms have contributed to the decrease in operating expenses, particularly R&D.
Interest expense for the current quarter totaled $85.0 million compared to $96.5 million for the three months ended March 31, 2008. This decrease is primarily the result of reduced market interest rates on our floating-rate debt and debt repayments made during calendar year 2008.

EBITDA for the quarter ended March 31, 2009, which is defined as net income (loss) (excluding the noncontrolling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $327.9 million. After adjusting for certain non-recurring or non-cash items as further discussed below, adjusted EBITDA was $326.1 million.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other non-recurring and non-cash expenses and revenue in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance because the company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three months ended March 31, 2009:

	Three months ended
(in millions except per share amounts)	March 31, 2009
GAAP net earnings attributable to Mylan Inc. & diluted GAAP EPS	$106.1	$0.23
Purchase accounting related amortization (1)	68.2
Litigation settlements, net	(2.1)
Non-cash interest expense	10.2
Integration and other non-recurring items (2)	(4.4)
Tax effect of the above items (3)	(28.2)

Adjusted net earnings attributable to Mylan Inc. & adjusted diluted EPS (4)	$149.8	$0.33

(1)	This amount, which is included in cost of sales, consists primarily of amortization expense related to purchased intangible assets as well as amortization of the inventory step-up related to the acquisition of the former Merck Generics business.

(2)	Integration and other non-recurring items include charges principally related to the acquisition and integration of the former Merck Generics business (e.g., non-recurring professional and consulting fees and other non-recurring expenses) as well as certain restructuring charges, more than offset by non-recurring revenue items. Non-recurring revenue items of $28.5 million, consisting primarily of the acceleration of the recognition of revenue related to certain product development agreements, are included in other revenue on the statement of operations. Additionally, integration and other non-recurring expenses of $7.4 million are included in cost of sales, $13.1 million are included in SG&A and $3.6 million are included in R&D.

(3)	The tax effect is calculated assuming an annual adjusted effective tax rate for the resulting adjusted earnings, and results in an effective tax rate on adjusted earnings of 30% including the impact of tax synergies.

(4)	Adjusted diluted EPS and GAAP diluted EPS for the three months ended March 31, 2009, were calculated under the “if-converted method” which assumes conversion of the company’s preferred stock into a maximum of 152.8 million shares of common stock and excludes the preferred dividend from the calculation. The “if-converted” method was more dilutive to adjusted diluted EPS and GAAP diluted EPS by approximately $0.05 per share and $0.002 per share, respectively.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three months ended March 31, 2009:

Three months ended
(in millions)	March 31, 2009
GAAP net earnings attributable to Mylan Inc.	$106.1
Add/(Deduct):
Net earnings attributable to the noncontrolling interest	3.0
Income from equity method investees	(0.8)
Income taxes	37.5
Interest expense	85.0
Depreciation & amortization	97.1

EBITDA	327.9
Add/(Deduct) Adjustments:
Non-cash stock-based compensation expense	8.4
Litigation settlements, net	(2.1)
Integration and other non-recurring items	(8.1)

Adjusted EBITDA	$326.1

Conference Call
Mylan will host a conference call and live webcast today, Thursday, April 30, 2009, at 10:00 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the April 30 call is 877.440.5788 or 719.325.4858 for international callers. A replay, available for approximately seven days, will be available at 888.203.1112 or 719.457.0820 for international callers with access pass code 9657848. To access a live webcast of the call, please log on to Mylan’s Web site (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software.
About Mylan
Mylan Inc., which provides products to customers in more than 140 countries and territories, ranks among the leading diversified generic and specialty pharmaceutical companies in the world. The company maintains one of the industry’s broadest — and highest quality — product portfolios, supported by a robust product pipeline; owns a controlling interest in the world’s third largest active pharmaceutical ingredient manufacturer; and operates a specialty business focused on respiratory and allergy therapies. For more information, please visit www.mylan.com.

Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the company’s future operations and its earnings expectations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the acquisition of the former Merck Generics business; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the company’s control between the date of this release and the date that its Form 10-Q for the quarter ended March 31, 2009 is filed with the SEC could potentially result in adjustments to reported results. The company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31, 2009	March 31, 2008
		As Adjusted*
Revenues:
Net revenues	$1,168,362	$1,062,413
Other revenues	41,555	12,048

Total revenues	1,209,917	1,074,461
Cost of sales	684,184	724,240

Gross profit	525,733	350,221

Operating expenses:
Research and development	58,836	83,844
Impairment loss on goodwill	—	385,000
Selling, general and administrative	239,556	252,913

Total operating expenses	298,392	721,757

Earnings (loss) from operations	227,341	(371,536)
Interest expense	85,002	96,479
Other income, net	4,189	6,961

Earnings (loss) before income taxes and noncontrolling interest	146,528	(461,054)
Income tax provision (benefit)	37,454	(47,121)

Net earnings (loss) before noncontrolling interest	109,074	(413,933)
Net earnings (loss) attributable to the noncontrolling interest	3,016	(2,042)

Net earnings (loss) attributable to Mylan Inc. before preferred dividends	106,058	(411,891)
Preferred dividends	34,759	34,718

Net earnings (loss) attributable to Mylan Inc. common shareholders	$71,299	$(446,609)

Earnings (loss) per common share attributable to Mylan Inc.:
Basic	$0.23	$(1.47)

Diluted	$0.23	$(1.47)

Weighted average common shares outstanding:
Basic	304,578	304,181

Diluted	458,049	304,181

*	Adjusted to reflect the adoption of FSP APB No. 14-1

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	March 31, 2009	December 31, 2008
		As Adjusted*
Assets:
Current assets:
Cash and cash equivalents	$453,062	$557,147
Restricted cash	40,021	40,309
Available-for-sale securities	40,371	42,260
Accounts receivable, net	1,080,319	1,164,613
Inventories	1,018,603	1,065,990
Other current assets	279,876	304,354

Total current assets	2,912,252	3,174,673
Intangible assets, net	2,313,960	2,453,161
Goodwill	2,995,642	3,161,580
Other non-current assets	1,674,790	1,620,445

Total assets	$9,896,644	$10,409,859

Liabilities:
Current liabilities	$1,339,983	$1,544,650
Long-term debt	4,964,569	5,078,937
Other non-current liabilities	942,864	999,431

Total liabilities	7,247,416	7,623,018
Noncontrolling interest	31,450	29,108
Mylan Inc. shareholders’ equity	2,617,778	2,757,733

Total liabilities and shareholders’ equity	$9,896,644	$10,409,859

*	Adjusted to reflect the adoption of FSP APB No. 14-1